Release:     October 19, 2016

CP reports Q3 2016 diluted earnings per share of $2.34; adjusted diluted EPS of $2.73

Calgary, AB - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced third-quarter reported diluted earnings per share (EPS) of $2.34, adjusted diluted EPS of $2.73 and an operating ratio of 57.7 percent, the lowest-ever when compared to adjusted operating ratios in previous quarters.[1]

“Despite decreased revenues, tied to a delayed grain harvest and stiff economic headwinds, our business model continues to perform on the cost side,” said E. Hunter Harrison, CP's Chief Executive Officer. "Our commitment to efficiency, asset optimization, and operational excellence has produced yet another record-low operating ratio.”

While third-quarter revenues decreased 9 percent to $1.55 billion from $1.71 billion, diluted earnings per share rose 15 percent to $2.34 from $2.04 and adjusted diluted earnings per share advanced 1 percent to $2.73 from $2.69.

“Given the delayed grain harvest, lower crude volumes and persistent economic challenges compounded by a strengthening Canadian dollar, we are now expecting mid-single-digit EPS growth this year,” Harrison said. “While disappointed that we will not meet our previous forecast, I am incredibly proud that despite these challenges, CP will deliver its lowest-ever annual operating ratio. Our industry-leading operating plan and continued focus on improving service to our customers means we are well-positioned to capitalize on increasing volumes leading into 2017.”

The company will discuss its results with the financial community in a conference call beginning at: 11 a.m. eastern time (9 a.m. mountain time) on October 19.

Conference Call Access

Toronto participants dial in number: 1-647-427-7450

Operator assisted toll-free dial in number: 1-888-231-8191

Callers should dial in 10 minutes prior to the call.

Webcast

We encourage you to access the webcast and presentation material in the “Investors” section of CP’s website at http://www.cpr.ca/en/investors/earnings-releases
A replay of the third-quarter conference call will be available by phone through to November 16, 2016 at 416-849-0833 or toll free 1-855-859-2056, password 38019789.

Access to the webcast and audio file of the presentation will be made available at: http://www.cpr.ca/en/investors/earnings-releases

[1] In Q3 2015, CP had a reported operating ratio of 55.9 percent as a result of the sale of the D&H South, an item excluded from CP's Q3 2015 adjusted operating ratio of 59.9 percent.

Non-GAAP Measures

For further information regarding non-GAAP measures, including reconciliations to the nearest GAAP measures, see the attached supplementary schedule Non-GAAP Measures.

Note on forward-looking information

This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to our operations, priorities and plans, anticipated financial performance, including our 2016 full-year guidance, business prospects, planned capital expenditures, programs and strategies. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as “financial expectations”, “key assumptions”, “anticipate”, “believe”, “expect”, “plan”, “will”, “outlook”, “should” or similar words suggesting future outcomes. To the extent that CP has provided guidance using non-GAAP financial measures, the Company may not be able to provide a reconciliation to a GAAP measure, due to unknown variables and uncertainty related to future results.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including but not limited to the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10- Q. Readers are cautioned not to place undue reliance on forward-looking information. Forward looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific

Canadian Pacific Railway Limited (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit www.cpr.ca to see the rail advantages of CP.

Contacts:
Media
Martin Cej
24/7 Media Pager: 855-242-3674
Martin_Cej@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca

ITEM 1. FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars, except share and per share data)	2016	2015	2016	2015
Revenues
Freight	$1,510	$1,667	$4,464	$4,907
Non-freight	44	42	131	118
Total revenues	1,554	1,709	4,595	5,025
Operating expenses
Compensation and benefits	294	352	907	1,038
Fuel	138	162	394	542
Materials	39	47	133	144
Equipment rents	43	42	132	130
Depreciation and amortization	155	149	478	440
Purchased services and other (Note 4)	228	272	690	788
Gain on sale of Delaware & Hudson South	—	(68)	—	(68)
Total operating expenses	897	956	2,734	3,014

Operating income	657	753	1,861	2,011
Less:
Other income and charges (Note 5)	71	168	(119)	236
Net interest expense	116	103	355	272
Income before income tax expense	470	482	1,625	1,503
Income tax expense (Note 6)	123	159	410	470
Net income	$347	$323	$1,215	$1,033

Earnings per share (Note 7)
Basic earnings per share	$2.35	$2.05	$8.06	$6.37
Diluted earnings per share	$2.34	$2.04	$8.02	$6.32

Weighted-average number of shares (millions) (Note 7)
Basic	147.3	157.6	150.7	162.0
Diluted	148.3	158.7	151.6	163.3

Dividends declared per share	$0.5000	$0.3500	$1.3500	$1.0500
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

Year ended (in millions of Canadian dollars)	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Net income	$347	$323	$1,215	$1,033
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	(7)	(33)	33	(63)
Change in derivatives designated as cash flow hedges	1	(45)	(75)	(78)
Change in pension and post-retirement defined benefit plans	47	65	137	203
Other comprehensive income (loss) before income taxes	41	(13)	95	62
Income tax (expense) recovery on above items	(3)	33	(51)	44
Other comprehensive income (Note 3)	38	20	44	106
Comprehensive income	$385	$343	$1,259	$1,139
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	September 30	December 31
(in millions of Canadian dollars)	2016	2015
Assets
Current assets
Cash and cash equivalents	$103	$650
Accounts receivable, net	605	645
Materials and supplies	192	188
Other current assets	64	54
	964	1,537
Investments	169	152
Properties	16,382	16,273
Goodwill and intangible assets	198	211
Pension asset	1,638	1,401
Other assets	70	63
Total assets	$19,421	$19,637
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,246	$1,417
Long-term debt maturing within one year (Note 8)	391	30
	1,637	1,447
Pension and other benefit liabilities	756	758
Other long-term liabilities	280	318
Long-term debt	8,488	8,927
Deferred income taxes	3,591	3,391
Total liabilities	14,752	14,841
Shareholders’ equity
Share capital	2,000	2,058
Additional paid-in capital	43	43
Accumulated other comprehensive loss (Note 3)	(1,433)	(1,477)
Retained earnings	4,059	4,172
	4,669	4,796
Total liabilities and shareholders’ equity	$19,421	$19,637
Contingencies (Note 13)
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

Year ended (in millions of Canadian dollars)	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Operating activities
Net income	$347	$323	$1,215	$1,033
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	155	149	478	440
Deferred income taxes (Note 6)	50	—	233	106
Pension funding in excess of expense (Note 12)	(26)	(10)	(105)	(40)
Foreign exchange loss (gain) on long-term debt (Note 5)	46	128	(153)	182
Other operating activities, net	(17)	(53)	(130)	(122)
Change in non-cash working capital balances related to operations	36	159	(217)	237
Cash provided by operating activities	591	696	1,321	1,836
Investing activities
Additions to properties	(294)	(449)	(902)	(1,067)
Proceeds from the sale of Delaware & Hudson South	—	281	—	281
Proceeds from sale of properties and other assets (Note 4)	16	13	87	73
Other	—	(8)	(2)	5
Cash used in investing activities	(278)	(163)	(817)	(708)
Financing activities
Dividends paid	(75)	(57)	(182)	(172)
Issuance of CP Common Shares	5	5	14	32
Purchase of CP Common Shares (Note 9)	(412)	(1,523)	(1,200)	(2,595)
Issuance of long-term debt, excluding commercial paper	—	2,601	—	3,411
Repayment of long-term debt, excluding commercial paper	(12)	(432)	(30)	(499)
Net issuance (repayment) of commercial paper (Note 8)	190	(669)	366	(893)
Other	—	—	(3)	—
Cash used in financing activities	(304)	(75)	(1,035)	(716)

Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	2	18	(16)	23
Cash position
Increase (decrease) in cash and cash equivalents	11	476	(547)	435
Cash and cash equivalents at beginning of period	92	185	650	226
Cash and cash equivalents at end of period	$103	$661	$103	$661

Supplemental disclosures of cash flow information:
Income taxes paid	$17	$48	$274	$107
Interest paid	$148	$81	$395	$242
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

(in millions of Canadian dollars, except common share amounts)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at January 1, 2016	153.0	$2,058	$43	$(1,477)	$4,172	$4,796
Net income	—	—	—	—	1,215	1,215
Other comprehensive income (Note 3)	—	—	—	44	—	44
Dividends declared	—	—	—	—	(202)	(202)
Effect of stock-based compensation expense	—	—	11	—	—	11
CP Common Shares repurchased (Note 9)	(6.9)	(84)	—	—	(1,126)	(1,210)
Shares issued under stock option plan	0.2	26	(11)	—	—	15
Balance at September 30, 2016	146.3	$2,000	$43	$(1,433)	$4,059	$4,669
Balance at January 1, 2015	166.1	$2,185	$36	$(2,219)	$5,608	$5,610
Net income	—	—	—	—	1,033	1,033
Other comprehensive income (Note 3)	—	—	—	106	—	106
Dividends declared	—	—	—	—	(170)	(170)
Effect of stock-based compensation expense	—	—	14	—	—	14
CP Common Shares repurchased (Note 9)	(12.7)	(173)	—	—	(2,462)	(2,635)
Shares issued under stock option plan	0.4	42	(8)	—	—	34
Balance at September 30, 2015	153.8	$2,054	$42	$(2,113)	$4,009	$3,992
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

1    Basis of presentation

These unaudited interim consolidated financial statements of Canadian Pacific Railway Limited (“CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2015 annual consolidated financial statements and notes included in CP's 2015 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2015 annual consolidated financial statements, except for the newly adopted accounting policy discussed in Note 2.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the unaudited interim consolidated financial statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
2    Accounting changes

Implemented in 2016

Amendments to the Consolidation Analysis

In February 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) 2015-02, Amendments to the Consolidation Analysis under FASB Accounting Standards Codification ("ASC") Topic 810 Consolidation. The amendments required reporting entities to evaluate whether they should consolidate certain legal entities under the revised consolidation model. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities, eliminated the presumption that a general partner should consolidate a limited partnership and affected the consolidation analysis of reporting entities involved with VIEs, particularly those that have fee arrangements and related party relationships. This ASU was effective for public entities for fiscal years, and interim periods within those years, beginning on or after December 15, 2015. Entities had the option of using either a full retrospective or a modified retrospective approach to adopt this ASU. The Company evaluated all arrangements that might give rise to a VIE and all existing VIEs; no changes to disclosure or financial statement presentation were required as a result of this evaluation.

Future changes

Leases

In February 2016, the FASB issued ASU 2016-02, Leases. The new FASB ASC Topic 842 Leases supersedes the lease recognition and measurement requirements in Topic 840 Leases. This new standard requires recognition of right-of-use assets and lease liabilities by lessees for those leases classified as finance and operating leases with a maximum term exceeding 12 months. This ASU will be effective for public entities for fiscal years, and interim periods within those years, beginning on or after December 15, 2018. Entities are required to use a modified retrospective approach to adopt this ASU. The Company is currently evaluating the impact adoption of this ASU will have on the consolidated financial statements.

Revenue from Contracts with Customers

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations under FASB ASC Topic 606. The amendments clarify the principal versus agent guidance in determining whether to recognize revenue on a gross or net basis. The amendments are effective for public entities for annual reporting periods beginning on or after December 15, 2017, including interim periods within that reporting period. Entities have the option of using either a full retrospective or a modified retrospective approach to adopt this ASU. The Company is currently evaluating the impact adoption of this ASU will have on the consolidated financial statements.

Compensation - Stock Compensation

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation, under ASC Topic 718. The amendments clarify the guidance relating to treatment of excess tax benefits and deficiencies, acceptable forfeiture rate policies, and treatment of cash paid by an employer when directly withholding shares for tax-withholding purposes and the requirement to treat such cash flows as a financing activity. This ASU will be effective for public entities for fiscal years, and interim periods within those years, beginning on or after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the impact adoption of this ASU will have on the consolidated financial statements.
3    Changes in accumulated other comprehensive loss ("AOCL") by component

	For the three months ended September 30
(in millions of Canadian dollars, net of tax)	Foreign currency net of hedging activities	Derivatives and other	Pension and post-retirement defined benefit plans	Total
Opening balance, 2016	$124	$(157)	$(1,438)	$(1,471)
Other comprehensive income (loss) before reclassifications	2	(1)	1	2
Amounts reclassified from accumulated other comprehensive loss	—	2	34	36
Net current-period other comprehensive income	2	1	35	38
Closing balance, 2016	$126	$(156)	$(1,403)	$(1,433)
Opening balance, 2015	$125	$(77)	$(2,181)	$(2,133)
Other comprehensive income (loss) before reclassifications	6	(34)	—	(28)
Amounts reclassified from accumulated other comprehensive loss	—	2	46	48
Net current-period other comprehensive income (loss)	6	(32)	46	20
Closing balance, 2015	$131	$(109)	$(2,135)	$(2,113)

	For the nine months ended September 30
(in millions of Canadian dollars, net of tax)	Foreign currency net of hedging activities	Derivatives and other	Pension and post-retirement defined benefit plans	Total
Opening balance, 2016	$129	$(102)	$(1,504)	$(1,477)
Other comprehensive loss before reclassifications	(3)	(60)	(1)	(64)
Amounts reclassified from accumulated other comprehensive loss	—	6	102	108
Net current-period other comprehensive (loss) income	(3)	(54)	101	44
Closing balance, 2016	$126	$(156)	$(1,403)	$(1,433)
Opening balance, 2015	$115	$(52)	$(2,282)	$(2,219)
Other comprehensive income (loss) before reclassifications	16	(60)	5	(39)
Amounts reclassified from accumulated other comprehensive loss	—	3	142	145
Net current-period other comprehensive income (loss)	16	(57)	147	106
Closing balance, 2015	$131	$(109)	$(2,135)	$(2,113)

Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Amortization of prior service costs(1)	$(2)	$(2)	$(5)	$(5)
Recognition of net actuarial loss(1)	49	67	146	201
Total before income tax	47	65	141	196
Income tax recovery	(13)	(19)	(39)	(54)
Net of income tax	$34	$46	$102	$142
(1) Impacts Compensation and benefits on the Interim Consolidated Statements of Income.

4    Gain on sale of properties

Gain on sale of Arbutus Corridor

In March 2016, the Company announced the sale of CP’s Arbutus Corridor (the “Arbutus Corridor”) to the City of Vancouver for gross proceeds of $55 million. The agreement allows the Company to share in future proceeds on the eventual development and/or sale of certain parcels of the Arbutus Corridor. The Company recorded a gain on sale of $50 million before tax ($43 million after tax) from the transaction during the first quarter of 2016.

Gain on settlement of legal proceedings related to the purchase and sale of a building

In 2013, CP provided an interest free loan pursuant to a court order to a corporation owned by a court appointed trustee (“the judicial trustee”) to facilitate the acquisition of a building. The building was held in trust during the legal proceedings with regard to CP’s entitlement to an exercised purchase option of the building. As at December 31, 2014, the loan of $20 million and the purchase option with a carrying value of $8 million, were recorded as “Other assets” in the Company’s Consolidated Balance Sheets.

In the first quarter of 2015, CP reached a settlement with a third party that, following the sale of the building to an arm’s length third party, resulted in resolution of legal proceedings. CP received $59 million for the sale of the building which included repayment of the aforementioned loan to the judicial trustee and recorded a gain of $31 million ($27 million after tax).
5    Other income and charges

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Foreign exchange loss (gain) on long-term debt	$46	$128	$(153)	$182
Other foreign exchange losses (gains)	2	(10)	(5)	(4)
Early redemption premium on notes	—	47	—	47
Legal settlement	25	—	25	—
Other	(2)	3	14	11
Total other income and charges	$71	$168	$(119)	$236
6    Income taxes

	For the three months ended September 30		For the nine months ended September 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Current income tax expense	$73	$159	$177	$364
Deferred income tax expense	50	—	233	106
Income tax expense	$123	$159	$410	$470

The estimated 2016 annual effective tax rate for the three and nine months ended September 30, 2016, excluding the discrete items related to the foreign exchange loss (gain) on the Company’s U.S. dollar-denominated debt and the settlement charge in respect of a corporate legal claim, is 25.17% and 26.50%, respectively, compared to the estimate of 27.50% for the same periods in 2015.

The effective tax rate for the three and nine months ended September 30, 2016, including the discrete items, is 26.23% and 25.26%, respectively, compared to 32.92% and 31.28%, respectively, for the same period in 2015.

7    Earnings per share

At September 30, 2016, the number of shares outstanding was 146.3 million (September 30, 2015 - 153.8 million).

Basic earnings per share have been calculated using net income for the period divided by the weighted-average number of shares outstanding during the period.

The number of shares used in earnings per share calculations is reconciled as follows:

	For the three months ended September 30		For the nine months ended September 30
(in millions)	2016	2015	2016	2015
Weighted-average basic shares outstanding	147.3	157.6	150.7	162.0
Dilutive effect of stock options	1.0	1.1	0.9	1.3
Weighted-average diluted shares outstanding	148.3	158.7	151.6	163.3

For the three and nine months ended September 30, 2016, there were 331,553 options and 405,851 options, respectively, excluded from the computation of diluted earnings per share because their effects were not dilutive (three and nine months ended September 30, 2015 - 364,014 and 179,988, respectively).

8    Debt

Revolving credit facility

Effective June 28, 2016, the Company extended the maturity date by one year on its existing revolving U.S. $2.0 billion revolving credit facility, which includes a U.S. $1.0 billion five-year portion and U.S. $1.0 billion one-year plus one-year term-out portion. The maturity date on the U.S. $1.0 billion one-year plus one-year term-out portion has been extended to June 28, 2018; the maturity date on the U.S. $1.0 billion five-year portion was extended to June 28, 2021.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. The commercial paper is backed by the U.S. $1.0 billion one-year plus one-year term-out portion of the revolving credit facility. As at September 30, 2016, the Company had total commercial paper borrowings of U.S. $280 million ($367 million), presented in “Long-term debt maturing within one year” on the Interim Consolidated Balance Sheets (December 31, 2015 - $nil). The weighted-average interest rate on these borrowings was 0.75%.

The Company presents issuances and repayments of commercial paper in the Interim Consolidated Statements of Cash Flows on a net basis, all of which have a maturity of less than 90 days.

9    Shareholders' equity

On April 20, 2016, the Company announced a new normal course issuer bid ("bid"), commencing May 2, 2016 to May 1, 2017, to purchase up to 6.91 million of its outstanding Common Shares for cancellation. The Company completed the bid on September 28, 2016.

All purchases are made in accordance with the bid at prevalent market prices plus brokerage fees, or such other prices that may be permitted by the Toronto Stock Exchange, with consideration allocated to share capital up to the average carrying amount of the shares, and any excess allocated to Retained earnings. The following table provides activities under the share repurchase program:

	For the three months ended September 30		For the nine months ended September 30
	2016	2015	2016	2015
Number of Common Shares repurchased(1)	1,782,200	7,738,489	6,910,000	12,972,177
Weighted-average price per share(2)	$192.10	$200.84	$175.08	$203.08
Amount of repurchase (in millions)(2)	$342	$1,555	$1,210	$2,635
(1) Includes shares repurchased but not yet canceled at quarter end.
(2) Includes brokerage fees.

10    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value in line with the fair value hierarchy established by GAAP that prioritizes, with respect to reliability, the inputs to valuation techniques used to measure fair value. This hierarchy consists of three broad levels. Level 1 inputs consist of quoted prices (unadjusted) in active markets for identical assets and liabilities and give the highest priority to these inputs. Level 2 and 3 inputs are based on significant other observable inputs and significant unobservable inputs, respectively, and give lower priority to these inputs.

When possible, the estimated fair value is based on quoted market prices and, if not available, estimates from third party brokers. For non-exchange traded derivatives classified in Level 2, the Company uses standard valuation techniques to calculate fair value. Primary inputs to these techniques include observable market prices (interest, foreign exchange (“FX”) and commodity) and volatility, depending on the type of derivative and nature of the underlying risk. The Company uses inputs and data used by willing market participants when valuing derivatives and considers its own credit default swap spread as well as those of its counterparties in its determination of fair value.

The carrying values of financial instruments equal or approximate their fair values with the exception of long-term debt which has a fair value of approximately $10,553 million at September 30, 2016 (December 31, 2015 - $9,750 million) and a carrying value of $8,879 million at September 30, 2016 (December 31, 2015 - $8,957 million). The estimated fair value of current and long-term borrowings has been determined based on market information where available, or by discounting future payments of interest and principal at estimated interest rates expected to be available to the Company at period end. All derivatives and long-term debt are classified as Level 2.

B. Financial risk management

Derivative financial instruments

Derivative financial instruments may be used to selectively reduce volatility associated with fluctuations in interest rates, FX rates, the price of fuel and stock-based compensation expense. Where derivatives are designated as hedging instruments, the relationship between the hedging instruments and their associated hedged items is documented, as well as the risk management objective and strategy for the use of the hedging instruments. This documentation includes linking the derivatives that are designated as fair value or cash flow hedges to specific assets or liabilities on the Interim Consolidated Balance Sheets, commitments or forecasted transactions. At the time a derivative contract is entered into, and at least quarterly thereafter, an assessment is made whether the derivative item is effective in offsetting the changes in fair value or cash flows of the hedged items. The derivative qualifies for hedge accounting treatment if it is effective in substantially mitigating the risk it was designed to address.

It is not the Company’s intent to use financial derivatives or commodity instruments for trading or speculative purposes.

FX management

The Company conducts business transactions and owns assets in both Canada and the United States. As a result, the Company is exposed to fluctuations in value of financial commitments, assets, liabilities, income or cash flows due to changes in FX rates. The Company may enter into FX risk management transactions primarily to manage fluctuations in the exchange rate between Canadian and U.S. currencies. FX exposure is primarily mitigated through natural offsets created by revenues, expenditures and balance sheet positions incurred in the same currency. Where appropriate, the Company may negotiate with customers and suppliers to reduce the net exposure.

Net investment hedge

The FX gains and losses on long-term debt are mainly unrealized and can only be realized when U.S. dollar denominated long-term debt matures or is settled. The Company also has long-term FX exposure on its investment in U.S. affiliates. The majority of the Company’s U.S. dollar denominated long-term debt has been designated as a hedge of the net investment in foreign subsidiaries. This designation has the effect of mitigating volatility on net income by offsetting long-term FX gains and losses on U.S. dollar denominated long-term debt and gains and losses on its net investment. The effective portion recognized in “Other comprehensive income” for the three and nine months ended September 30, 2016 was an unrealized FX loss of $72 million and an unrealized FX gain of $260 million, respectively (three and nine months ended September 30, 2015 - unrealized FX loss of $291 million and $589 million, respectively). There was no ineffectiveness during the three and nine months ended September 30, 2016 and September 30, 2015.

Interest rate management

The Company is exposed to interest rate risk, which is the risk that the fair value or future cash flows of a financial instrument will vary as a result of changes in market interest rates. In order to manage funding needs or capital structure goals, the Company enters into debt or capital lease agreements that are subject to either fixed market interest rates set at the time of issue or floating rates determined by on-going market conditions. Debt subject to variable interest rates exposes the Company to variability in interest expense, while debt subject to fixed interest rates exposes the Company to variability in the fair value of debt.

To manage interest rate exposure, the Company accesses diverse sources of financing and manages borrowings in line with a targeted range of capital structure, debt ratings, liquidity needs, maturity schedule, and currency and interest rate profiles. In anticipation of future debt issuances, the Company may enter into forward rate agreements, that are designated as cash flow hedges, to substantially lock in all or a portion of the effective future interest expense. The Company may also enter into swap agreements, designated as fair value hedges, to manage the mix of fixed and floating rate debt.

Forward starting swaps

As at December 31, 2015, the Company had forward starting floating-to-fixed interest rate swap agreements (“forward starting swaps”) totaling a notional U.S. $700 million to fix the benchmark rate on cash flows associated with highly probable forecasted issuances of long-term notes. The effective portion of changes in fair value on the forward starting swaps is recorded in “Accumulated other comprehensive loss”, net of tax, as cash flow hedges until the highly probable forecasted notes are issued. Subsequent to the notes issuance, amounts in “Accumulated other comprehensive loss” are reclassified to “Net interest expense”.

During the second quarter of 2016, the Company rolled the notional U.S. $700 million forward starting swaps. The Company de-designated the hedging relationship for U.S. $700 million of forward starting swaps. The Company did not cash settle these swaps. There was no ineffectiveness to record upon de-designation.

Concurrently the Company re-designated the forward starting swaps totaling U.S. $700 million to fix the benchmark rate on cash flows associated with a highly probable forecasted debt issuance of long-term notes.

As at September 30, 2016, the total fair value loss of $144 million (December 31, 2015 - fair value loss of $60 million) derived from the forward starting swaps was included in “Accounts payable and accrued liabilities”. Changes in fair value from the forward starting swaps for the three and nine months ended September 30, 2016 was $nil and a loss of $84 million, respectively (three and nine months ended September 30, 2015 - a loss of $46 million and $85 million, respectively). The effective portion for the three and nine months ended September 30, 2016 was $nil and a loss of $82 million, respectively (three and nine months ended September 30, 2015 - a fair value loss of $45 million and $82 million, respectively) and is recorded in “Other comprehensive income”. For the three and nine months ended September 30, 2016, the ineffective portion was $nil and a $2 million loss, respectively (three and nine months ended September 30, 2015 - $1 million and $3 million loss, respectively) and is recorded to “Net interest expense” on the Interim Consolidated Statements of Income.

For the three and nine months ended September 30, 2016, a loss of $3 million and $8 million, respectively, related to previous forward starting swap hedges have been amortized to “Net interest expense” (three and nine months ended September 30, 2015 - a loss of $1 million and $4 million, respectively). The Company expects that during the next 12 months $11 million of losses will be amortized to “Net interest expense”.

11    Stock-based compensation

At September 30, 2016, the Company had several stock-based compensation plans, including stock option plans, various cash settled liability plans and an employee stock savings plan. These plans resulted in an expense for the three and nine months ended September 30, 2016 of $31 million and $46 million, respectively (three and nine months ended September 30, 2015 - expense of $21 million and $45 million, respectively).

Regular options

In the nine months ended September 30, 2016, under CP’s stock option plans, the Company issued 402,331 regular options at the weighted average price of $165.55 per share, based on the closing price on the grant date.

Pursuant to the employee plan, these regular options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after 10 years.

Under the fair value method, the fair value of the regular options at the grant date was approximately $16 million. The weighted average fair value assumptions were approximately:

For the nine months ended September 30, 2016
Grant price	$165.55
Expected option life (years)(1)	5.25
Risk-free interest rate(2)	1.21%
Expected stock price volatility(3)	26.58%
Expected annual dividends per share(4)	$1.40
Expected forfeiture rate(5)	2.0%
Weighted-average grant date fair value per regular options granted during the period	$38.98
(1) Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour, or when available, specific expectations regarding future exercise behaviour, were used to estimate the expected life of the option.
(2) Based on the implied yield available on zero-coupon government issues with an equivalent remaining term at the time of the grant.
(3) Based on the historical stock price volatility of the Company’s stock over a period commensurate with the expected term of the option.
(4) Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option. On April 20, 2016, the Company announced an increase in its quarterly dividend to $0.50 per share, representing $2.00 on an annual basis.
(5) The Company estimated forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit (“PSU”) plan

In the nine months ended September 30, 2016, the Company issued 147,157 PSUs with a grant date fair value of approximately $24 million. These units attract dividend equivalents in the form of additional units based on the dividends paid on the Company’s Common Shares. PSUs vest and are settled in cash, or in CP Common Shares, approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). The fair value of PSUs is measured periodically until settlement, using a latticed-based valuation model.

The performance period for PSUs issued in the nine months ended September 30, 2016 is January 1, 2016 to December 31, 2018. The performance factors for these PSUs are Operating Ratio, Return on Invested Capital, Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to Class I railways.

The performance period for the PSUs issued in the fourth quarter of 2012 and in 2013 was January 1, 2013 to December 31, 2015. The performance factors for these PSUs were Operating Ratio, Free cash flow, TSR compared to the S&P/TSX 60 index, TSR compared to Class I railways. All performance factors met the 200% payout thresholds, in effect resulting in a target payout of 200% on 300,095 total outstanding awards as at December 31, 2015. A payout of $79 million on 217,179 outstanding awards occurred on December 31, 2015 and was calculated using the Company's average share price using the last 30 trading days preceding December 31, 2015. In the first quarter of 2016, final payouts occurred on the total outstanding awards, including dividends reinvested, totaling $31 million on 83,563 outstanding awards.

Deferred share unit (“DSU”) plan

In the nine months ended September 30, 2016, the Company granted 27,400 DSUs with a grant date fair value of approximately $5 million. DSUs vest over various periods of up to 48 months and are only redeemable for a specified period after employment is terminated. An expense to income for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

12    Pension and other benefits

In the three and nine months ended September 30, 2016, the Company made contributions of $4 million and $38 million, respectively (three and nine months ended September 30, 2015 - $20 million and $61 million, respectively), to its defined benefit pension plans. The elements of net periodic benefit cost for defined benefit pension plans and other benefits recognized in the three and nine months ended September 30, 2016 included the following components:

	For the three months ended September 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2016	2015	2016	2015
Current service cost (benefits earned by employees in the period)	$26	$31	$2	$3
Interest cost on benefit obligation	117	116	6	6
Expected return on fund assets	(211)	(201)	—	—
Recognized net actuarial loss	48	66	1	—
Amortization of prior service costs	(2)	(2)	—	—
Net periodic (recovery) benefit cost	$(22)	$10	$9	$9

	For the nine months ended September 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2016	2015	2016	2015
Current service cost (benefits earned by employees in the period)	$79	$95	$8	$9
Interest cost on benefit obligation	350	347	16	16
Expected return on fund assets	(634)	(614)	—	—
Recognized net actuarial loss	143	198	3	2
Amortization of prior service costs	(5)	(5)	—	—
Net periodic (recovery) benefit cost	$(67)	$21	$27	$27

13    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at September 30, 2016 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying crude oil operated by Montreal Maine and Atlantic Railway (“MMA”) or a subsidiary, Montreal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”) derailed and exploded in Lac-Mégantic, Quebec. The accident occurred on a section of railway owned by the MMA Group. The previous day CP had interchanged the train to the MMA Group, and after the interchange, the MMA Group exclusively controlled the train.
Following this incident, Quebec's Minister of Sustainable Development, Environment, Wildlife and Parks (the "Minister") ordered the named parties to recover the contaminants and to clean up the derailment site. On August 14, 2013, the Minister added CP as a party (the “Amended Cleanup Order”). CP appealed the Amended Cleanup Order to the Administrative Tribunal of Quebec. Those proceedings are pending. Directly related to that matter, on July 6, 2015, the Province of Quebec sued CP in Quebec Superior Court claiming $409 million in derailment damages, including cleanup costs. The province alleges that CP exercised custody or control over the crude oil lading and that CP was otherwise negligent. Therefore, CP is said to be solidarily (joint and severally) liable with third parties responsible for the accident. The province’s lawsuit was stayed until September 12, 2016, but has since been reactivated. The province has filed a motion for leave to amend its complaint, which motion will be heard by the court on November 8, 2016. Otherwise, no timetable governing the conduct of this lawsuit has been ordered by the Quebec Superior Court. On July 5, 2016, the Minister served a Notice of Claim for nearly $95 million of compensation spent on cleanup, alleging that CP refused or neglected to undertake the work. On September 6, 2016, CP filed a contestation of the Notice of Claim with the Administrative Tribunal of Quebec. These proceedings appear to be duplicative of the administrative proceedings.
A class action lawsuit has also been filed in the Quebec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in or physically present in Lac-Mégantic at the time of the derailment (the “Class Action”).

That lawsuit seeks derailment damages, including for wrongful death, personal injury, and property harm. On August 16, 2013, CP was added as a defendant. On May 8, 2015, the Quebec Superior Court authorized (certified) the Class Action against CP, the shipper - Western Petroleum, and the shipper’s parent - World Fuel Services (collectively, the “World Fuel Entities”). The World Fuel Entities have since settled. The plaintiffs filed a motion for leave to amend their complaint, which motion will be heard by the court on November 10, 2016. Otherwise, the court has set no timetable to govern the conduct of this lawsuit.
On July 4, 2016, eight subrogated insurers served CP with claims of approximately $16 million. On July 11, 2016, two additional subrogated insurers served CP with claims of approximately $3 million. The lawsuits do not identify the parties to which the insurers are subrogated, and therefore the extent of claim overlap and the extent that claims will be satisfied after proof of claim review and distribution from the Plans, referred to below, is difficult to determine.
In the wake of the derailment and ensuing litigation, MMAC filed for bankruptcy in Canada (the “Canadian Proceeding”) and MMA filed for bankruptcy in the United States (the “U.S. Proceeding”). Plans of arrangement have been approved in both the Canadian Proceeding and the U.S. Proceeding (the “Plans”). These Plans provide for the distribution of a fund of approximately $440 million amongst those claiming derailment damages. The Plans also provide settling parties broadly worded third-party releases and injunctions preventing lawsuits against settlement contributors. CP has not settled and therefore will not benefit from those provisions. Both Plans do, however, contain judgment reduction provisions, affording CP a credit for the greater of (i) the settlement monies received by the plaintiff(s), or (ii) the amount, in contribution or indemnity, that CP would have been entitled to charge against third parties other than MMA and MMAC, but for the Plans' releases and injunctions. CP may also have judgment reduction rights, as part of the contribution/indemnification credit, for the fault of the MMA Group. Finally, the Plans provide for a potential re-allocation of the MMA Group’s liability among plaintiffs and CP, the only non-settling party.
An Adversary Proceeding filed by the MMA U.S. bankruptcy trustee (now, estate representative) against CP, Irving Oil, and the World Fuel Entities accuses CP of failing to ensure that World Fuel Entities or Irving Oil properly classified the oil lading and of not refusing to ship the misclassified oil as packaged. The estate representative has since settled with the World Fuel Entities and Irving Oil and now bases CP misfeasance on the railroad’s failure to abide in North Dakota by a Canadian regulation. That regulation supposedly would have caused the railroads to not move the crude oil train because an inaccurate classification was supposedly suspected. In a recently amended complaint, the estate representative named a CP affiliate, Soo Line Railroad Company ("Soo Line"), and asserts that CP and Soo Line breached terms or warranties allegedly contained in the bill of lading.
In response to one of CP’s motions to withdraw the Adversary Proceedings bankruptcy reference, the estate representative maintained that Canadian law rather than U.S. law controlled. The Article III court that heard the motion found that if U.S. federal regulations governed, the case was not complex enough to warrant withdrawal. Before the bankruptcy court, CP moved to dismiss for want of personal jurisdiction, but the court denied the motion because CP had participated in the bankruptcy proceedings. CP and Soo Line will respond to the estate representative's recently amended complaint during the fourth quarter of 2016.
Lac-Mégantic residents and wrongful death representatives commenced a class action and a mass action in Texas and wrongful death and personal injury actions in Illinois and Maine. CP removed all of these lawsuits to federal court, and a federal court thereafter consolidated those cases in Maine. These actions generally charge CP with misclassification and mis-packaging (that is, using inappropriate DOT-111 tank cars) negligence. On CP's motion, made on September 28, 2016, the Maine court dismissed all wrongful death and personal injury actions on several grounds. If the ruling is upheld on any appeal that might be brought, these cases will be litigated, if anywhere, in Canada.
CP has received two damage to cargo notices of claims from the shipper of the oil, Western Petroleum. Western Petroleum submitted U.S. and Canadian notices of claims for the same damages and under the Carmack Amendment (49 U.S.C. Section 11706) Western Petroleum seeks to recover for all injuries associated with, and indemnification for, the derailment. Both jurisdictions permit a shipper to recover the value of damaged lading against any carrier in the delivery chain, subject to limitations in the carrier’s tariffs. CP’s tariffs significantly restrict shipper damage claim rights. Western Petroleum is part of the World Fuel Services Entities, and those companies settled with the trustee.
On April 12, 2016, Trustee (the “WD Trustee”) for a wrongful death trust (the “WD Trust”), as defined and established under the confirmed Plans, sued CP in North Dakota federal court, asserting Carmack Amendment claims. The WD Trustee maintains that the estate representative assigned Carmack Amendment claims to the WD Trustee. The Plan supposedly gave the estate representative Carmack Amendment assignment rights. The WD Trustee seeks to recover losses associated with the lost lading (approximately $6 million), as well as the settlement amounts the consignor (i.e, the shipper, the World Fuel Entities) and the consignee (Irving Oil) paid to the bankruptcy estates, alleged to be $110 million and $60 million, respectively. The WD Trustee maintains that Carmack Amendment liability extends beyond lading losses to cover all derailment related damages suffered by the World Fuel Entities or Irving Oil. CP disputes this interpretation of Carmack Amendment exposure and maintains that CP’s tariffs preclude anything except a minimal recovery. Canadian Pacific Railway Limited and Soo Line Corporation, both non-carriers, have moved to dismiss the Carmack Amendment claims, which only apply to common carriers.
At this early stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, CP denies liability and intends to vigorously defend against all derailment-related proceedings.

Legal proceedings initiated by Canadian National Railway Company

On July 28, 2016, the Company announced that CP and Canadian National Railway Company (“CN”) agreed to settle an outstanding lawsuit commenced by CN in August 2015 against CP, certain of its employees and an officer, alleging misuse of confidential information, without any admission of liability on the part of the Company. The terms of the settlement are confidential.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, are not expected to be material to CP’s financial position, but may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” for the three and nine months ended September 30, 2016 was $1 million and $3 million, respectively (three and nine months ended September 30, 2015 - $1 million and $7 million, respectively). Provisions for environmental remediation costs are recorded in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at September 30, 2016 was $85 million (December 31, 2015 - $93 million). Payments are expected to be made over 10 years through 2026.

14 Condensed consolidating financial information

Canadian Pacific Railway Company, a 100%-owned subsidiary of Canadian Pacific Railway Limited (“CPRL”), is the issuer of certain debt securities, which are fully and unconditionally guaranteed by CPRL. The following tables present condensed consolidating financial information (“CCFI”) in accordance with Rule 3-10(c) of Regulation S-X.

Investments in subsidiaries are accounted for under the equity method when presenting the CCFI.

The tables include all adjustments necessary to reconcile the CCFI on a consolidated basis to CPRL’s consolidated financial statements for the periods presented.

Interim Condensed Consolidating Statements of Income
For the three months ended September 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,078	$432	$—	$1,510
Non-freight	—	35	95	(86)	44
Total revenues	—	1,113	527	(86)	1,554
Operating expenses
Compensation and benefits	—	181	111	2	294
Fuel	—	111	27	—	138
Materials	—	30	6	3	39
Equipment rents	—	48	(5)	—	43
Depreciation and amortization	—	102	53	—	155
Purchased services and other	—	170	149	(91)	228
Total operating expenses	—	642	341	(86)	897
Operating income	—	471	186	—	657
Less:
Other income and charges	12	61	(2)	—	71
Net interest (income) expense	(9)	131	(6)	—	116
(Loss) income before income tax expense and equity in net earnings of subsidiaries	(3)	279	194	—	470
Less: Income tax expense	9	73	41	—	123
Add: Equity in net earnings of subsidiaries	359	153	—	(512)	—
Net income	$347	$359	$153	$(512)	$347

Interim Condensed Consolidating Statements of Income
For the three months ended September 30, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,127	$540	$—	$1,667
Non-freight	—	33	91	(82)	42
Total revenues	—	1,160	631	(82)	1,709
Operating expenses
Compensation and benefits	—	251	101	—	352
Fuel	—	122	40	—	162
Materials	—	38	9	—	47
Equipment rents	—	44	(2)	—	42
Depreciation and amortization	—	102	47	—	149
Purchased services and other	—	179	175	(82)	272
Gain on sale of Delaware & Hudson South	—	—	(68)	—	(68)
Total operating expenses	—	736	302	(82)	956
Operating income	—	424	329	—	753
Less:
Other income and charges	29	162	(23)	—	168
Net interest (income) expense	(3)	119	(13)	—	103
(Loss) income before income tax expense and equity in net earnings of subsidiaries	(26)	143	365	—	482
Less: Income tax (recovery) expense	(4)	50	113	—	159
Add: Equity in net earnings of subsidiaries	345	252	—	(597)	—
Net income	$323	$345	$252	$(597)	$323

Interim Condensed Consolidating Statements of Income
For the nine months ended September 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$3,182	$1,282	$—	$4,464
Non-freight	—	101	289	(259)	131
Total revenues	—	3,283	1,571	(259)	4,595
Operating expenses
Compensation and benefits	—	563	339	5	907
Fuel	—	317	77	—	394
Materials	—	95	24	14	133
Equipment rents	—	155	(23)	—	132
Depreciation and amortization	—	316	162	—	478
Purchased services and other	—	499	469	(278)	690
Total operating expenses	—	1,945	1,048	(259)	2,734
Operating income	—	1,338	523	—	1,861
Less:
Other income and charges	(61)	(89)	31	—	(119)
Net interest expense (income)	—	373	(18)	—	355
Income before income tax expense and equity in net earnings of subsidiaries	61	1,054	510	—	1,625
Less: Income tax expense	12	254	144	—	410
Add: Equity in net earnings of subsidiaries	1,166	366	—	(1,532)	—
Net income	$1,215	$1,166	$366	$(1,532)	$1,215

Interim Condensed Consolidating Statements of Income
For the nine months ended September 30, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$3,377	$1,530	$—	$4,907
Non-freight	—	96	270	(248)	118
Total revenues	—	3,473	1,800	(248)	5,025
Operating expenses
Compensation and benefits	—	711	327	—	1,038
Fuel	—	417	125	—	542
Materials	—	116	28	—	144
Equipment rents	—	132	(2)	—	130
Depreciation and amortization	—	306	134	—	440
Purchased services and other	—	513	523	(248)	788
Gain on sale of Delaware & Hudson South	—	—	(68)	—	(68)
Total operating expenses	—	2,195	1,067	(248)	3,014
Operating income	—	1,278	733	—	2,011
Less:
Other income and charges	44	240	(48)	—	236
Net interest (income) expense	(3)	313	(38)	—	272
(Loss) income before income tax expense and equity in net earnings of subsidiaries	(41)	725	819	—	1,503
Less: Income tax (recovery) expense	(6)	210	266	—	470
Add: Equity in net earnings of subsidiaries	1,068	553	—	(1,621)	—
Net income	$1,033	$1,068	$553	$(1,621)	$1,033

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended September 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$347	$359	$153	$(512)	$347
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	—	(70)	63	—	(7)
Change in derivatives designated as cash flow hedges	—	1	—	—	1
Change in pension and post-retirement defined benefit plans	—	45	2	—	47
Other comprehensive (loss) income before income taxes	—	(24)	65	—	41
Income tax expense on above items	—	(3)	—	—	(3)
Equity accounted investments	38	65	—	(103)	—
Other comprehensive income	38	38	65	(103)	38
Comprehensive income	$385	$397	$218	$(615)	$385

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended September 30, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$323	$345	$252	$(597)	$323
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	—	(291)	258	—	(33)
Change in derivatives designated as cash flow hedges	—	(45)	—	—	(45)
Change in pension and post-retirement defined benefit plans	—	64	1	—	65
Other comprehensive (loss) income before income taxes	—	(272)	259	—	(13)
Income tax recovery on above items	—	33	—	—	33
Equity accounted investments	20	259	—	(279)	—
Other comprehensive income	20	20	259	(279)	20
Comprehensive income	$343	$365	$511	$(876)	$343

Interim Condensed Consolidating Statements of Comprehensive Income
For the nine months ended September 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$1,215	$1,166	$366	$(1,532)	$1,215
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	260	(227)	—	33
Change in derivatives designated as cash flow hedges	—	(75)	—	—	(75)
Change in pension and post-retirement defined benefit plans	—	131	6	—	137
Other comprehensive income (loss) before income taxes	—	316	(221)	—	95
Income tax expense on above items	—	(49)	(2)	—	(51)
Equity accounted investments	44	(223)	—	179	—
Other comprehensive income (loss)	44	44	(223)	179	44
Comprehensive income	$1,259	$1,210	$143	$(1,353)	$1,259

Interim Condensed Consolidating Statements of Comprehensive Income
For the nine months ended September 30, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$1,033	$1,068	$553	$(1,621)	$1,033
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	—	(589)	526	—	(63)
Change in derivatives designated as cash flow hedges	—	(78)	—	—	(78)
Change in pension and post-retirement defined benefit plans	—	198	5	—	203
Other comprehensive (loss) income before income taxes	—	(469)	531	—	62
Income tax recovery (expense) on above items	—	46	(2)	—	44
Equity accounted investments	106	529	—	(635)	—
Other comprehensive income	106	106	529	(635)	106
Comprehensive income	$1,139	$1,174	$1,082	$(2,256)	$1,139

Interim Condensed Consolidating Balance Sheets
As at September 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$24	$79	$—	$103
Accounts receivable, net	—	435	170	—	605
Accounts receivable, inter-company	88	106	163	(357)	—
Short-term advances to affiliates	500	798	3,892	(5,190)	—
Materials and supplies	—	160	32	—	192
Other current assets	—	42	22	—	64
	588	1,565	4,358	(5,547)	964
Long-term advances to affiliates	—	—	91	(91)	—
Investments	—	28	141	—	169
Investments in subsidiaries	8,547	9,973	—	(18,520)	—
Properties	—	8,695	7,687	—	16,382
Goodwill and intangible assets	—	—	198	—	198
Pension asset	—	1,638	—	—	1,638
Other assets	1	51	18	—	70
Deferred income taxes	5	—	—	(5)	—
Total assets	$9,141	$21,950	$12,493	$(24,163)	$19,421
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$84	$880	$282	$—	$1,246
Accounts payable, inter-company	14	247	96	(357)	—
Short-term advances from affiliates	4,373	808	9	(5,190)	—
Long-term debt maturing within one year	—	391	—	—	391
	4,471	2,326	387	(5,547)	1,637
Pension and other benefit liabilities	—	680	76	—	756
Long-term advances from affiliates	—	91	—	(91)	—
Other long-term liabilities	—	149	131	—	280
Long-term debt	—	8,434	54	—	8,488
Deferred income taxes	1	1,723	1,872	(5)	3,591
Total liabilities	4,472	13,403	2,520	(5,643)	14,752
Shareholders’ equity
Share capital	2,000	1,037	5,854	(6,891)	2,000
Additional paid-in capital	43	1,634	419	(2,053)	43
Accumulated other comprehensive (loss) income	(1,433)	(1,433)	612	821	(1,433)
Retained earnings	4,059	7,309	3,088	(10,397)	4,059
	4,669	8,547	9,973	(18,520)	4,669
Total liabilities and shareholders’ equity	$9,141	$21,950	$12,493	$(24,163)	$19,421

Condensed Consolidating Balance Sheets
As at December 31, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$502	$148	$—	$650
Accounts receivable, net	—	452	193	—	645
Accounts receivable, inter-company	59	105	265	(429)	—
Short-term advances to affiliates	—	75	3,483	(3,558)	—
Materials and supplies	—	154	34	—	188
Other current assets	—	37	17	—	54
	59	1,325	4,140	(3,987)	1,537
Long-term advances to affiliates	501	207	376	(1,084)	—
Investments	—	22	130	—	152
Investments in subsidiaries	7,518	9,832	—	(17,350)	—
Properties	—	8,481	7,792	—	16,273
Goodwill and intangible assets	—	3	208	—	211
Pension asset	—	1,401	—	—	1,401
Other assets	—	55	8	—	63
Deferred income taxes	25	—	—	(25)	—
Total assets	$8,103	$21,326	$12,654	$(22,446)	$19,637
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$54	$1,122	$241	$—	$1,417
Accounts payable, inter-company	—	325	104	(429)	—
Short-term advances from affiliates	3,253	230	75	(3,558)	—
Long-term debt maturing within one year	—	24	6	—	30
	3,307	1,701	426	(3,987)	1,447
Pension and other benefit liabilities	—	676	82	—	758
Long-term advances from affiliates	—	877	207	(1,084)	—
Other long-term liabilities	—	186	132	—	318
Long-term debt	—	8,863	64	—	8,927
Deferred income taxes	—	1,505	1,911	(25)	3,391
Total liabilities	3,307	13,808	2,822	(5,096)	14,841
Shareholders’ equity
Share capital	2,058	1,037	5,465	(6,502)	2,058
Additional paid-in capital	43	1,568	613	(2,181)	43
Accumulated other comprehensive (loss) income	(1,477)	(1,477)	840	637	(1,477)
Retained earnings	4,172	6,390	2,914	(9,304)	4,172
	4,796	7,518	9,832	(17,350)	4,796
Total liabilities and shareholders’ equity	$8,103	$21,326	$12,654	$(22,446)	$19,637

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended September 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$84	$406	$229	$(128)	$591
Investing activities
Additions to properties	—	(238)	(56)	—	(294)
Proceeds from sale of properties and other assets	—	6	10	—	16
Advances to affiliates	—	(275)	(123)	398	—
Repayment of advances to affiliates	—	14	—	(14)	—
Capital contributions to affiliates	—	(46)	—	46	—
Cash used in investing activities	—	(539)	(169)	430	(278)
Financing activities
Dividends paid	(75)	(75)	(53)	128	(75)
Issuance of share capital	—	—	46	(46)	—
Issuance of CP Common Shares	5	—	—	—	5
Purchase of CP Common Shares	(412)	—	—	—	(412)
Repayment of long-term debt, excluding commercial paper	—	(5)	(7)	—	(12)
Net issuance of commercial paper	—	190	—	—	190
Advances from affiliates	398	—	—	(398)	—
Repayment of advances from affiliates	—	—	(14)	14	—
Cash (used in) provided by financing activities	(84)	110	(28)	(302)	(304)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	—	2	—	2
Cash position
(Decrease) increase in cash and cash equivalents	—	(23)	34	—	11
Cash and cash equivalents at beginning of period	—	47	45	—	92
Cash and cash equivalents at end of period	$—	$24	$79	$—	$103

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended September 30, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$60	$482	$257	$(103)	$696
Investing activities
Additions to properties	—	(268)	(181)	—	(449)
Proceeds from the sale of Delaware & Hudson South	—	—	281	—	281
Proceeds from sale of properties and other assets	—	12	1	—	13
Advances to affiliates	—	(1,174)	(646)	1,820	—
Repayment of advances to affiliates	—	33	—	(33)	—
Capital contributions to affiliates	—	(329)	—	329	—
Other	—	(7)	(1)	—	(8)
Cash used in investing activities	—	(1,733)	(546)	2,116	(163)
Financing activities
Dividends paid	(57)	(57)	(46)	103	(57)
Issuance of share capital	—	—	329	(329)	—
Issuance of CP Common Shares	5	—	—	—	5
Purchase of CP Common Shares	(1,523)	—	—	—	(1,523)
Issuance of long-term debt, excluding commercial paper	—	2,601	—	—	2,601
Repayment of long-term debt, excluding commercial paper	—	(423)	(9)	—	(432)
Net repayment of commercial paper	—	(669)	—	—	(669)
Advances from affiliates	1,515	—	305	(1,820)	—
Repayment of advances from affiliates	—	—	(33)	33	—
Cash (used in) provided by financing activities	(60)	1,452	546	(2,013)	(75)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	14	4	—	18
Cash position
Increase in cash and cash equivalents	—	215	261	—	476
Cash and cash equivalents at beginning of period	—	139	46	—	185
Cash and cash equivalents at end of period	$—	$354	$307	$—	$661

Interim Condensed Consolidating Statements of Cash Flows
For the nine months ended September 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$182	$831	$646	$(338)	$1,321
Investing activities
Additions to properties	—	(576)	(326)	—	(902)
Proceeds from sale of properties and other assets	—	74	13	—	87
Advances to affiliates	—	(792)	(408)	1,200	—
Repayment of advances to affiliates	—	222	—	(222)	—
Capital contributions to affiliates	—	(403)	—	403	—
Repurchase of share capital from affiliates	—	6	—	(6)	—
Other	—	—	(2)	—	(2)
Cash used in investing activities	—	(1,469)	(723)	1,375	(817)
Financing activities
Dividends paid	(182)	(182)	(156)	338	(182)
Return of share capital to affiliates	—	—	(6)	6	—
Issuance of share capital	—	—	403	(403)	—
Issuance of CP Common Shares	14	—	—	—	14
Purchase of CP Common Shares	(1,200)	—	—	—	(1,200)
Repayment of long-term debt, excluding commercial paper	—	(16)	(14)	—	(30)
Net issuance of commercial paper	—	366	—	—	366
Advances from affiliates	1,186	—	14	(1,200)	—
Repayment of advances from affiliates	—	—	(222)	222	—
Other financing activities	—	(3)	—	—	(3)
Cash (used in) provided by financing activities	(182)	165	19	(1,037)	(1,035)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(5)	(11)	—	(16)
Cash position
Decrease in cash and cash equivalents	—	(478)	(69)	—	(547)
Cash and cash equivalents at beginning of period	—	502	148	—	650
Cash and cash equivalents at end of period	$—	$24	$79	$—	$103

Interim Condensed Consolidating Statements of Cash Flows
For the nine months ended September 30, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$175	$1,306	$673	$(318)	$1,836
Investing activities
Additions to properties	—	(571)	(496)	—	(1,067)
Proceeds from the sale of Delaware & Hudson South	—	—	281	—	281
Proceeds from sale of properties and other assets	—	71	2	—	73
Advances to affiliates	(500)	(2,110)	(1,375)	3,985	—
Repayment of advances to affiliates	—	33	—	(33)	—
Capital contributions to affiliates	—	(946)	—	946	—
Other	—	7	(2)	—	5
Cash used in investing activities	(500)	(3,516)	(1,590)	4,898	(708)
Financing activities
Dividends paid	(172)	(172)	(146)	318	(172)
Issuance of share capital	—	—	946	(946)	—
Issuance of CP Common Shares	32	—	—	—	32
Purchase of CP Common Shares	(2,595)	—	—	—	(2,595)
Issuance of long-term debt, excluding commercial paper	—	3,411	—	—	3,411
Repayment of long-term debt, excluding commercial paper	—	(447)	(52)	—	(499)
Net repayment of commercial paper	—	(893)	—	—	(893)
Advances from affiliates	3,060	500	425	(3,985)	—
Repayment of advances from affiliates	—	—	(33)	33	—
Cash provided by (used in) financing activities	325	2,399	1,140	(4,580)	(716)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	13	10	—	23
Cash position
Increase in cash and cash equivalents	—	202	233	—	435
Cash and cash equivalents at beginning of period	—	152	74	—	226
Cash and cash equivalents at end of period	$—	$354	$307	$—	$661

Summary of Rail Data

	Third Quarter				Year-to-date
Financial (millions, except per share data)	2016	2015	Change	%	2016	2015	Change	%

Revenues
Freight	$1,510	$1,667	$(157)	(9)	$4,464	$4,907	$(443)	(9)
Non-freight	44	42	2	5	131	118	13	11
Total revenues	1,554	1,709	(155)	(9)	4,595	5,025	(430)	(9)

Operating expenses
Compensation and benefits	294	352	(58)	(16)	907	1,038	(131)	(13)
Fuel	138	162	(24)	(15)	394	542	(148)	(27)
Materials	39	47	(8)	(17)	133	144	(11)	(8)
Equipment rents	43	42	1	2	132	130	2	2
Depreciation and amortization	155	149	6	4	478	440	38	9
Purchased services and other	228	272	(44)	(16)	690	788	(98)	(12)
Gain on sale of Delaware & Hudson South	—	(68)	68	(100)	—	(68)	68	(100)
Total operating expenses	897	956	(59)	(6)	2,734	3,014	(280)	(9)

Operating income	657	753	(96)	(13)	1,861	2,011	(150)	(7)

Less:

Other income and charges	71	168	(97)	(58)	(119)	236	(355)	(150)
Net interest expense	116	103	13	13	355	272	83	31

Income before income tax expense	470	482	(12)	(2)	1,625	1,503	122	8

Income tax expense	123	159	(36)	(23)	410	470	(60)	(13)

Net income	$347	$323	$24	7	$1,215	$1,033	$182	18
Operating ratio (%)	57.7	55.9	1.8	180 bps	59.5	60.0	(0.5)	(50) bps

Basic earnings per share	$2.35	$2.05	$0.30	15	$8.06	$6.37	$1.69	27

Diluted earnings per share	$2.34	$2.04	$0.30	15	$8.02	$6.32	$1.70	27

Shares Outstanding
Weighted average number of shares outstanding (millions)	147.3	157.6	(10.3)	(7)	150.7	162.0	(11.3)	(7)
Weighted average number of diluted shares outstanding (millions)	148.3	158.7	(10.4)	(7)	151.6	163.3	(11.7)	(7)

Foreign Exchange
Average foreign exchange rate (US$/Canadian$)	0.77	0.76	0.01	1	0.76	0.79	(0.03)	(4)
Average foreign exchange rate (Canadian$/US$)	1.30	1.31	(0.01)	(1)	1.32	1.26	0.06	5

Summary of Rail Data (Page 2)

	Third Quarter					Year-to-date
	2016	2015	Change	%	FX Adjusted %(1)	2016	2015	Change	%	FX Adjusted %(1)

Commodity Data

Freight Revenues (millions)
- Canadian Grain	$222	$261	$(39)	(15)	(15)	$677	$772	$(95)	(12)	(14)
- U.S. Grain	150	148	2	1	1	364	391	(27)	(7)	(12)
- Coal	160	163	(3)	(2)	(2)	454	490	(36)	(7)	(8)
- Potash	81	82	(1)	(1)	(1)	242	281	(39)	(14)	(16)
- Fertilizers and sulphur	64	62	2	3	5	218	200	18	9	5
- Forest products	71	66	5	8	8	212	184	28	15	11
- Chemicals and plastics	174	173	1	1	1	530	522	8	2	(3)
- Crude	13	109	(96)	(88)	(88)	108	288	(180)	(63)	(64)
- Metals, minerals, and consumer products	142	173	(31)	(18)	(18)	415	492	(77)	(16)	(19)
- Automotive	86	87	(1)	(1)	(1)	270	260	10	4	—
- Domestic intermodal	186	189	(3)	(2)	(2)	534	575	(41)	(7)	(8)
- International intermodal	161	154	7	5	5	440	452	(12)	(3)	(5)

Total Freight Revenues	$1,510	$1,667	$(157)	(9)	(9)	$4,464	$4,907	$(443)	(9)	(12)

Freight Revenue per Revenue Ton-Miles (RTM) (cents)
- Canadian Grain	3.71	3.93	(0.22)	(6)		3.63	3.93	(0.30)	(8)
- U.S. Grain	4.74	5.43	(0.69)	(13)		4.72	4.98	(0.26)	(5)
- Coal	2.77	3.07	(0.30)	(10)		2.75	2.89	(0.14)	(5)
- Potash	2.21	2.29	(0.08)	(3)		2.35	2.39	(0.04)	(2)
- Fertilizers and sulphur	6.68	6.38	0.30	5		6.93	6.62	0.31	5
- Forest products	5.86	6.07	(0.21)	(3)		5.87	5.82	0.05	1
- Chemicals and plastics	4.92	5.37	(0.45)	(8)		5.03	5.11	(0.08)	(2)
- Crude	3.01	2.92	0.09	3		2.88	3.02	(0.14)	(5)
- Metals, minerals and consumer products	6.53	7.08	(0.55)	(8)		6.83	7.13	(0.30)	(4)
- Automotive	21.91	20.64	1.27	6		20.68	19.44	1.24	6
- Domestic intermodal	6.03	6.24	(0.21)	(3)		5.98	6.31	(0.33)	(5)
- International intermodal	4.61	5.14	(0.53)	(10)		4.54	5.02	(0.48)	(10)

Total Freight Revenue per RTM	4.45	4.61	(0.16)	(3)		4.45	4.52	(0.07)	(2)

Freight Revenue per Carload
- Canadian Grain	$3,435	$3,613	$(178)	(5)		$3,487	$3,767	$(280)	(7)
- U.S. Grain	3,077	3,413	(336)	(10)		3,096	3,347	(251)	(7)
- Coal	2,007	2,057	(50)	(2)		2,003	1,997	6	—
- Potash	2,782	2,816	(34)	(1)		2,878	2,898	(20)	(1)
- Fertilizers and sulphur	4,476	4,265	211	5		4,825	4,344	481	11
- Forest products	4,211	4,113	98	2		4,160	3,960	200	5
- Chemicals and plastics	3,306	3,479	(173)	(5)		3,396	3,444	(48)	(1)
- Crude	2,732	4,281	(1,549)	(36)		3,719	4,357	(638)	(15)
- Metals, minerals and consumer products	2,821	3,026	(205)	(7)		2,862	2,951	(89)	(3)
- Automotive	2,985	2,719	266	10		2,777	2,646	131	5
- Domestic intermodal	1,659	1,795	(136)	(8)		1,686	1,833	(147)	(8)
- International intermodal	1,106	1,067	39	4		1,065	1,061	4	—

Total Freight Revenue per Carload	$2,328	$2,493	$(165)	(7)		$2,379	$2,480	$(101)	(4)

(1)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Page 3)

	Third Quarter				Year-to-date
	2016	2015	Change	%	2016	2015	Change	%

Millions of RTM
- Canadian Grain	6,017	6,639	(622)	(9)	18,685	19,666	(981)	(5)
- U.S. Grain	3,163	2,727	436	16	7,719	7,855	(136)	(2)
- Coal	5,798	5,316	482	9	16,540	16,914	(374)	(2)
- Potash	3,651	3,569	82	2	10,333	11,758	(1,425)	(12)
- Fertilizers and sulphur	958	973	(15)	(2)	3,144	3,023	121	4
- Forest products	1,217	1,083	134	12	3,619	3,163	456	14
- Chemicals and plastics	3,547	3,227	320	10	10,557	10,220	337	3
- Crude	424	3,703	(3,279)	(89)	3,738	9,531	(5,793)	(61)
- Metals, minerals and consumer products	2,171	2,451	(280)	(11)	6,067	6,906	(839)	(12)
- Automotive	393	424	(31)	(7)	1,305	1,339	(34)	(3)
- Domestic intermodal	3,089	3,027	62	2	8,932	9,114	(182)	(2)
- International intermodal	3,487	2,999	488	16	9,702	8,993	709	8

Total RTMs	33,915	36,138	(2,223)	(6)	100,341	108,482	(8,141)	(8)

Carloads (thousands)
- Canadian Grain	65	72	(7)	(10)	195	205	(10)	(5)
- U.S. Grain	49	44	5	11	118	117	1	1
- Coal	80	79	1	1	227	245	(18)	(7)
- Potash	29	29	—	—	84	97	(13)	(13)
- Fertilizers and sulphur	14	14	—	—	45	46	(1)	(2)
- Forest products	17	16	1	6	51	46	5	11
- Chemicals and plastics	53	50	3	6	156	152	4	3
- Crude	5	25	(20)	(80)	29	66	(37)	(56)
- Metals, minerals and consumer products	50	58	(8)	(14)	145	167	(22)	(13)
- Automotive	29	32	(3)	(9)	97	98	(1)	(1)
- Domestic intermodal	113	105	8	8	317	314	3	1
- International intermodal	145	145	—	—	413	426	(13)	(3)

Total Carloads	649	669	(20)	(3)	1,877	1,979	(102)	(5)

	Third Quarter					Year-to-date
	2016	2015	Change	%	FX Adjusted %(1)	2016	2015	Change	%	FX Adjusted %(1)

Operating Expenses (millions)
Compensation and benefits	$294	$352	$(58)	(16)	(16)	$907	$1,038	$(131)	(13)	(14)
Fuel	138	162	(24)	(15)	(15)	394	542	(148)	(27)	(31)
Materials	39	47	(8)	(17)	(17)	133	144	(11)	(8)	(10)
Equipment rents	43	42	1	2	2	132	130	2	2	(2)
Depreciation and amortization	155	149	6	4	4	478	440	38	9	7
Purchased services and other	228	272	(44)	(16)	(16)	690	788	(98)	(12)	(15)
Gain on sale of Delaware & Hudson South	—	(68)	68	(100)	(100)	—	(68)	68	(100)	(100)

Total Operating Expenses	$897	$956	$(59)	(6)	(6)	$2,734	$3,014	$(280)	(9)	(12)

(1)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Page 4)

	Third Quarter				Year-to-date
	2016	2015 (1)	Change	%	2016	2015 (1)	Change	%

Operations Performance

Gross ton-miles ("GTMs") (millions)	59,899	65,273	(5,374)	(8)	179,272	197,226	(17,954)	(9)
Train miles (thousands)	7,214	8,426	(1,212)	(14)	22,359	25,670	(3,311)	(13)
Average train weight - excluding local traffic (tons)	8,915	8,322	593	7	8,646	8,252	394	5
Average train length - excluding local traffic (feet)	7,418	6,944	474	7	7,262	6,902	360	5
Average terminal dwell (hours)	6.9	6.6	0.3	5	6.8	7.3	(0.5)	(7)
Average train speed (mph)(2)	23.9	22.2	1.7	8	23.8	21.1	2.7	13
Fuel efficiency(3)	0.936	0.948	(0.012)	(1)	0.971	0.996	(0.025)	(3)
U.S. gallons of locomotive fuel consumed (millions)(4)	55.7	61.7	(6.0)	(10)	172.9	195.1	(22.2)	(11)
Average fuel price (U.S. dollars per U.S. gallon)	1.90	2.00	(0.10)	(5)	1.74	2.21	(0.47)	(21)

Total employees (average)(5)	11,750	13,709	(1,959)	(14)	12,175	14,089	(1,914)	(14)
Total employees (end of period)(5)	11,773	13,530	(1,757)	(13)	11,773	13,530	(1,757)	(13)
Workforce (end of period)(6)	11,827	13,601	(1,774)	(13)	11,827	13,601	(1,774)	(13)

Safety

FRA personal injuries per 200,000 employee-hours	1.94	1.87	0.07	4	1.56	1.79	(0.23)	(13)
FRA train accidents per million train miles	1.00	1.08	(0.08)	(7)	0.85	1.30	(0.45)	(35)

(1)	Certain figures have been revised to conform with current presentation or have been updated to reflect new information.

(2)
Incorporates a new reporting definition where average train speed measures the line-haul movement from origin to destination including terminal dwell hours, and excluding foreign railroad and customer delays.

(3)	Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs – freight and yard.

(4)	Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.

(5)	An employee is defined as an individual currently engaged in full-time or part-time employment with CP.

(6)	Workforce is defined as total employees plus contractors and consultants.

Non-GAAP Measures - Unaudited

The Company presents non-GAAP measures and cash flow information to provide a basis for evaluating underlying earnings and liquidity trends in the Company's business that can be compared with the results of operations in prior periods. In addition, these non-GAAP measures facilitate a multi-period assessment of long-term profitability allowing management and other external users of the Company's consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company's peers.

These non-GAAP measures have no standardized meaning and are not defined by GAAP and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information presented in accordance with GAAP.

Adjusted Performance Measures
The Company uses Adjusted operating income, Adjusted income, Adjusted diluted earnings per share and Adjusted operating ratio to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impacted reported earnings for the first nine months of 2016 and 2015 include:

2016:

•	in the third quarter, a $25 million expense ($18 million after current tax) related to a legal settlement; and

•	during the first nine months, a net non-cash gain of $153 million ($132 million after deferred tax) due to foreign exchange ("FX") translation of the Company’s U.S. dollar-denominated debt:

•	in the third quarter, a $46 million loss ($40 million after deferred tax);

•	in the second quarter, an $18 million gain ($16 million after deferred tax); and

•	in the first quarter, a $181 million gain ($156 million after deferred tax).

2015:

•	in the third quarter, a $68 million gain ($42 million after current tax) related to the sale of Delaware and Hudson Railway south of Schenectady ("D&H South");

•	in the third quarter, a $47 million charge ($35 million after deferred tax) related to the early redemption premium on notes;

•	in the second quarter, a deferred income tax expense of $23 million as a result of the change in the Alberta provincial corporate income tax rate; and

•	during the first nine months, a net non-cash loss of $182 million ($157 million after deferred tax) due to FX translation of the Company’s U.S. dollar-denominated debt:

•	in the third quarter, a $128 million loss ($111 million after deferred tax);

•	in the second quarter, a $10 million gain ($9 million after deferred tax); and

•	in the first quarter, a $64 million loss ($55 million after deferred tax).

Reconciliation of Non-GAAP measures to GAAP measures
The following tables reconcile Adjusted income, Adjusted diluted earnings per share, Adjusted operating income and Adjusted operating ratio to Net income, Diluted earnings per share, Operating income and Operating ratio, respectively.

	For the three months		For the nine months
Net income	ended September 30		ended September 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Adjusted income	$405	$427	$1,101	$1,206
Add significant items, pretax:
Legal settlement charge	(25)	—	(25)	—
Gain on sale of D&H South	—	68	—	68
Impact of FX translation on U.S. dollar-denominated debt	(46)	(128)	153	(182)
Early redemption premium on notes	—	(47)	—	(47)
Income tax rate change	—	—	—	(23)
Tax effect of adjustments(1)	13	3	(14)	11
Net income as reported	$347	$323	$1,215	$1,033

(1)	Tax effect of adjustments was calculated as the pretax effect of the adjustments multiplied by the effective tax rate for each of the above items for the periods presented.

	For the three months		For the nine months
Diluted earnings per share	ended September 30		ended September 30
	2016	2015	2016	2015
Adjusted diluted earnings per share	$2.73	$2.69	$7.26	$7.39
Add significant items, pretax:
Legal settlement charge	(0.17)	—	(0.16)	—
Gain on sale of D&H South	—	0.42	—	0.42
Impact of FX translation on U.S. dollar-denominated debt	(0.31)	(0.81)	1.01	(1.12)
Early redemption premium on notes	—	(0.30)	—	(0.30)
Income tax rate change	—	—	—	(0.14)
Tax effect of adjustments(1)	0.09	0.04	(0.09)	0.07
Diluted earnings per share as reported	$2.34	$2.04	$8.02	$6.32

(1)	Tax effect of adjustments was calculated as the pretax effect of the adjustments multiplied by the effective tax rate for each of the above items for the periods presented.

	For the three months		For the nine months
Operating income	ended September 30		ended September 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Adjusted operating income	$657	$685	$1,861	$1,943
Add significant items:
Gain on sale of D&H South	—	68	—	68
Operating income as reported	$657	$753	$1,861	$2,011

	For the three months		For the nine months
Operating ratio	ended September 30		ended September 30
	2016	2015	2016	2015
Adjusted operating ratio	57.7%	59.9%	59.5%	61.3%
Add significant items:
Gain on sale of D&H South	—%	(4.0)%	—%	(1.3)%
Operating ratio as reported	57.7%	55.9%	59.5%	60.0%

Free Cash
Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities and Dividends paid, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations. Free cash is a measure that management considers to be an indicator of liquidity. Free cash is useful to investors and other external users of the consolidated financial information as it assists with the evaluation of the Company's ability to generate cash from its operations without incurring additional external financing. Positive Free cash indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through increased dividends, stock repurchase programs, debt retirements or a combination of these. Conversely, negative Free cash indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of cash provided by operating activities to free cash

	For the three months		For the nine months
	ended September 30		ended September 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Cash provided by operating activities	$591	$696	$1,321	$1,836
Cash used in investing activities	(278)	(163)	(817)	(708)
Dividends paid	(75)	(57)	(182)	(172)
Effect of foreign currency fluctuations on U.S. dollar- denominated cash and cash equivalents	2	18	(16)	23
Free cash	$240	$494	$306	$979

Foreign Exchange Adjusted Variance
Foreign exchange adjusted variance ("FX adj. variance") allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial results at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period. Measures at constant currency are considered non-GAAP measures and do not have any standardized meanings prescribed by GAAP and, therefore, are unlikely to be comparable to similar measures presented by other companies.

	For the three months ended September 30
(in millions of Canadian dollars)	Reported 2016	Reported 2015	Variance due to FX	Adjusted 2015	FX Adj. %
Freight revenues	$1,510	$1,667	$(2)	$1,665	(9)%
Non-freight revenues	44	42	—	42	5%
Total revenues	1,554	1,709	(2)	1,707	(9)%
Compensation and benefits	294	352	—	352	(16)%
Fuel	138	162	—	162	(15)%
Materials	39	47	—	47	(17)%
Equipment rents	43	42	—	42	2%
Depreciation and amortization	155	149	—	149	4%
Purchased services and other	228	272	(1)	271	(16)%
Gain on sale of D&H South	—	(68)	—	(68)	(100)%
Total operating expenses	897	956	(1)	955	(6)%
Operating income	$657	$753	$(1)	$752	(13)%

	For the nine months ended September 30
(in millions of Canadian dollars)	Reported 2016	Reported 2015	Variance due to FX	Adjusted 2015	FX Adj. %
Freight revenues	$4,464	$4,907	$145	$5,052	(12)%
Non-freight revenues	131	118	1	119	10%
Total revenues	4,595	5,025	146	5,171	(11)%
Compensation and benefits	907	1,038	18	1,056	(14)%
Fuel	394	542	25	567	(31)%
Materials	133	144	3	147	(10)%
Equipment rents	132	130	5	135	(2)%
Depreciation and amortization	478	440	5	445	7%
Purchased services and other	690	788	20	808	(15)%
Gain on sale of D&H South	—	(68)	—	(68)	(100)%
Total operating expenses	2,734	3,014	76	3,090	(12)%
Operating income	$1,861	$2,011	$70	$2,081	(11)%